Exhibit 99.1

Contact:                    Randall J. Larson, President/CFO
FrederickW. Boutin, Treasurer/SVP
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. DECLARES DISTRIBUTION

Friday, July 20, 2007	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (NYSE:TLP) announced that on July 20, 2007 it declared a distribution of $0.50 per unit for the period from April 1, 2007 through June 30, 2007.  This distribution is payable on August 7, 2007 to the unitholders of record on July 31, 2007.

TransMontaigne Partners L.P. is a refined petroleum products terminaling and transportation company with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Midwest.   We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  We handle light refined products, heavy refined products, crude oil, chemicals and fertilizers on behalf of our customers.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on the Partnership’s website:   www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although TransMontaigne Partners L.P. believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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